As filed with the Securities and Exchange Commission on November 14, 2016.

Registration Statement No. 333-186516

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRAINSTORM CELL THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	20-7273918
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 University Plaza Drive, Suite 320

Hackensack, NJ 07601

(201) 488-0460

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yoram Bibring

Chief Financial Officer

c/o Brainstorm Cell Therapeutics Inc.

3 University Plaza Drive, Suite 320

Hackensack, NJ 07601

(201) 488-0460

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Thomas B. Rosedale, Esq.

BRL Law Group LLC

425 Boylston Street, 3rd Floor

Boston, MA 02116

(617) 399-6931 (telephone number)

(617) 399-6930 (facsimile number)

Approximate date of commencement of proposed sale to public: This Post-Effective Amendment is being filed to deregister all of the unsold securities previously registered hereunder.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE - DEREGISTRATION OF SECURITIES

On February 8, 2013, Brainstorm Cell Therapeutics Inc. (the "Company") filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (File No. 333-186516), which was amended by pre-effective amendments on each of March 20, 2013, May 13, 2013, June 12, 2013, July 9, 2013 and August 6, 2013 (as so amended, the “Registration Statement”). The Registration Statement was declared effective by the Commission on August 12, 2013.

The Registration Statement registered the offer and sale of 23,529,411 units, each of which consists of one share of Company common stock, par value $0.00005 per share (“Common Stock”), and 0.75 of a warrant to purchase one share of Common Stock at an exercise price of $0.25 per share. A reverse stock split of the Company’s shares of Common Stock by a ratio of 1-for-15 was effected on September 15, 2014 at 11:59 p.m. The foregoing share numbers and exercise price have not been split-adjusted. The warrants expired at the close of business on August 16, 2016. As a result of the expiration of the warrants, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, to remove unsold securities upon termination of the offering by post-effective amendment, the Company hereby deregisters the 17,212,059 pre-split shares of Common Stock (1,147,470.6 shares of Common Stock on a post split basis) underlying the warrants which were not exercised prior to the expiration date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No.1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, State of New Jersey, on the 14th day of November, 2016.

BRAINSTORM CELL THERAPEUTICS INC.

By: /s/ Yoram Bibring

Yoram Bibring

Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance on Rule 478 of the Securities Act of 1933.